Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Launches Smart-Beta 2.0 SEA ETF on the New York Stock Exchange and Amends Its Form 10-Q

******************************************************************************

SAN ANTONIO, TX –January 27, 2022

U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, is happy to share the launch of its third exchange traded fund last week, adding to its lineup of thematic ETFs. The U.S. Global Sea to Sky Cargo ETF began trading on January 20, 2022, on the New York Stock Exchange, under the ticker symbol S-E-A.

SEA uses a smart-beta 2.0 strategy and represents a fusion of the Company’s longstanding experience investing in global resources and commercial air travel industries. Cargo ships represent approximately 70% of the ETF, while air freight companies represent roughly 30%.

Frank Holmes, the Company’s CEO and chief investment officer, believes the shipping industry continues to look very attractive from an investing point of view.

“Global cargo carriers are estimated to have recorded $150 billion in profits in 2021, the first time they’ve collectively reached that figure in a single year,” Mr. Holmes says. “Not only that, to give you an idea of just how cash-flush shipping companies are right now, employees of Chinese state-owned COSCO Shipping, one of our favorite industry names, were paid a jaw-dropping year-end bonus that was 30 times their monthly salary, according to Caixin Global.”

To learn more about the SEA ETF, we invite you to visit www.usglobaletfs.com, or watch this short video clip that reviews why we continue to be bullish on the industry.

U.S. Global Announces Amendment to Its Form 10-Q For Quarter Ended September 30, 2021

The Company today announces an amendment, but not a restatement, to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

On the original filing, which was filed with the Securities and Exchange Commission on January 11, 2022, the Advisory fees amount of $6,470,000 did not appear on the face of the Consolidated Statements of Operations. The subtotals correctly included the advisory fees amount and the amount was properly disclosed in the Notes to Consolidated Financial Statements. The amendment includes the Advisory fees amount that was inadvertently excluded from the Consolidated Statement of Operations in the original filing.

Total operating revenues, net income, and basic and diluted net income per share are not impacted by the Amendment. To read the original press release documenting the financial results from the September 30, 2021 quarter, please click here or visit www.usfunds.com.

####

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus by visiting www.usglobaletfs.com. Read it carefully before investing.

Investing involves risk, including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because the fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The fund is non-diversified, meaning it may concentrate more of its assets in a smaller number of issuers than a diversified fund. The fund invests in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The fund may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies. The performance of the fund may diverge from that of the index. Because the fund may employ a representative sampling strategy and may also invest in securities that are not included in the index, the fund may experience tracking error to a greater extent than a fund that seeks to replicate an index. The fund is not actively managed and may be affected by a general decline in market segments related to the index. Airline companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs.

Smart beta refers to a type of exchange-traded fund (ETF) that uses a rules-based system for selecting investments to be included in the fund portfolio.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to SEA.